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                                                                   EXHIBIT 10.22

               SUMMARY OF COMPENSATION ARRANGEMENTS WITH DIRECTORS

      Our non-employee directors receive an annual retainer of $60,000 which is paid in quarterly installments. They also receive $1,000 in cash plus expenses for each Board meeting or Committee meeting they attend. In addition, they receive an annual stock option award to purchase 5,000 shares of common stock having an exercise price equal to the fair market value of such shares on the date of award under the provisions of our stock plans. However, in 2006, each non-employee director received cash in lieu of stock options that were issuable to each director but were not issued because the shares were not available under our stock plans. Options issued to non-employee directors vest one year from the date of grant and expire on the tenth anniversary of the date of grant.

      We pay our Lead Director an additional $7,500 in cash, our Chairman of the Audit/Finance and Investment Committee an additional $2,500 in cash, and our Chairman of the Leadership and Compensation Committee an additional $1,500 in cash.

      In 2006, Mr. Albert, as Executive Chairman of the company, did not receive additional compensation for his services as a director. Effective January 1, 2007, Mr. Albert, as our non-executive Chairman, receives the same compensation paid to non-employee directors (other than committee meeting fees) plus an additional stipend of $50,000. He also participates in our benefit plans.

      Mr. Brooker, as our President and Chief Executive Officer, does not receive additional or special compensation for serving as a director. In addition, Mr. Brooker will be entitled to receive certain payments upon our change of control or his termination of employment.